SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it is amending and adopting as its own the notification of registration of Templeton Global Opportunities Trust, a Massachusetts business trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:    TEMPLETON GLOBAL OPPORTUNITIES TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         500 E. Broward Boulevard, Fort Lauderdale, Florida  33394

Telephone Number (including area code):  (954) 527-7500

Name and Address of Agent for Service of Process:
         Craig S. Tyle
         One Franklin Parkway, San Mateo, CA  94403-1906

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

         YES      [X]*     NO       [_]

     * IN CONNECTION WITH A REORGANIZATION CHANGING DOMICILE FROM MASSACHUSETTS TO DELAWARE, THE REGISTRANT, TEMPLETON GLOBAL OPPORTUNITIES TRUST, A DELAWARE STATUTORY TRUST, FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AN AMENDMENT TO THE REGISTRATION STATEMENT OF TEMPLETON GLOBAL OPPORTUNITIES TRUST, A MASSACHUSETTS BUSINESS TRUST, UNDER AND PURSUANT TO THE PROVISIONS OF SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, ON AUGUST 11, 2006, AMENDING AND ADOPTING SUCH REGISTRATION STATEMENT AS THE REGISTRANT'S OWN PURSUANT TO RULE 414 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE AMENDMENT IS EFFECTIVE ON OCTOBER 10, 2006.


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Mateo, and the State of California on the 9th day of October 2006.


                  TEMPLETON GLOBAL OPPORTUNITIES TRUST


                  By:      /s/DAVID P. GOSS
                           ------------------------------
                           (signature)
                  Name:  David P. Goss
                  Title: Vice President



Attest:                    /s/STEVEN J. GRAY
                           ----------------------------
                           (signature)
                  Name:   Steven J. Gray
                  Title:  Assistant Secretary